CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in this Registration Statement on Form S-1 of our report dated December 3, 2007, relating to the balance sheet of Venture Beverage Company, Inc. as of September 30, 2007 and the related statements of operations, changes in shareholders' deficiency, and cash flows for the period from May 8, 2007 (Inception) to September 30, 2007. We also consent to the reference to our firm under the caption "Experts" in the Prospectus.

\s\ Sherb & Co., LLP
Certified Public Accountants

Boca Raton, Florida
May 1, 2008